ImClone Systems Incorporated
180 Varick Street
New York, NY 10014
Tel: (212) 645-1405
Fax: (212) 645-2054
www.imclone.com

ImClone Systems Incorporated
Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058
Stefania Bethlen
(646) 638-5058

IMCLONE SYSTEMS APPOINTS PETER S. LIEBERT, M.D., TO

BOARD OF DIRECTORS

New York, NY – October 20, 2006 – ImClone Systems Incorporated (NASDAQ: IMCL) announced today that Peter S. Liebert, M.D., has been appointed by the Company’s Board of Directors to fill one of the vacancies resulting from the recent resignation of two Directors. Dr. Liebert had previously been nominated for the Board in the consent solicitation filed by Mr. Icahn and related parties.

The Board also determined to reduce the size of the Board from twelve directors to eleven.

Dr. Liebert has been a pediatric surgeon in private practice and is Chief, Pediatric Surgery of The Stamford Hospital. Since 1981, Dr. Liebert has been Clinical Associate Professor of Surgery at the College of Physicians & Surgeons of Columbia University. Dr. Liebert is a former president of the Westchester Medical Society and a former member of the Awards Jury of the Lasker Foundation. Dr. Liebert is Chairman of the Board of Rx Vitamins, Inc. and is a director of Cadus Corporation. Dr. Liebert holds an M.D. from Harvard Medical School and an A.B. from Princeton University.

The Company also announced that three of Mr. Icahn's affiliates delivered consents yesterday for the total of 1500 shares they hold of record, meaning that the consent period under Delaware law will terminate no later than December 18, 2006.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company's research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems' strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems' headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company's ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

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